CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-101642, 33-65321, 333-04661, 333-105858 and 333-118213) pertaining to various stock option and incentive plans of Gentex Corporation of our reports dated February 18, 2009, with respect to the consolidated financial statements of Gentex Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Gentex Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP
Grand Rapids, Michigan
February 20, 2009
Exhibit 23(a)

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